Exhibit 10.1

MONOLITHIC POWER SYSTEMS, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) by and between Timothy Christoffersen (“Executive”) and Monolithic Power Systems, Inc. (the “Company”), is effective as of April 28, 2005 (the “Effective Date”).

RECITALS

A. WHEREAS, Executive and the Company entered into an Employment Agreement, effective June 22, 2004 (the “Original Agreement”);

B. WHEREAS, during Executive’s term under the Original Agreement, the Company granted Executive (a) an option (“Option 1”) to purchase 250,000 shares of the Company’s common stock (“Common Stock”) on June 22, 2004, under the Company’s 1998 Stock Plan (the “Plan”), subject to the terms of the Plan and the option agreement executed by the Company and Executive relating to Option 1 (“Option Agreement 1”); (b) a grant (“Option 2”) of 25,000 shares of Restricted Common Stock on September 17, 2004 (which grant was approved by Company stockholders on October 5, 2004), subject to the terms of the restricted stock purchase agreement, executed by the Company and Executive relating to Option 2 (“Option Agreement 2”); and (c) an option (“Option 3” and together with Option 1 and Option 2, the “Options”) to purchase 28,000 shares of Common Stock on January 26, 2005 under the Plan, subject to the terms of the Plan and the option agreement executed by the Company and Executive relating to Option 3 (“Option Agreement 3” and together with Option Agreement 1 and Option Agreement 2, the “Option Agreements”);

C. WHEREAS, Executive and the Company agree that Executive shall resign from his employment with the Company on April 5, 2006 (the “Resignation Date”);

D. WHEREAS, Executive and the Company further agree that upon the earlier of (i) the date on which the Company hires a new Chief Financial Officer or (ii) October 5, 2005 (the “CFO Transition Date”), Executive shall relinquish his position as Chief Financial Officer and Secretary of the Company and Executive’s duties and full-time status at the Company shall be restructured during the period between the CFO Transition Date and the Resignation Date (the “Transition Term”); and

E. WHEREAS, the Company agrees to amend and restate the Original Agreement and to restructure Executive’s position and compensation accordingly, pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

AGREEMENT

1. Certain Definitions. For purposes of this Agreement:

(a) “Cause” means (i) Executive’s failure to comply with lawful directions of the chief executive officer or the Board of Directors of the Company (the “Board”), which failure is not cured within thirty (30) days following notice to Executive of such failure; (ii) Executive personally engaging in illegal conduct that a reasonable person would know to be detrimental to the Company; (iii) Executive being convicted of a felony; or (iv) Executive committing a material act of dishonesty, fraud or misappropriation of property respecting the Company.

(b) “Change of Control” means a merger or consolidation of the Company with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the Company, unless the shareholders of the Company before such transaction or related set of transactions hold at least a majority of the outstanding voting equity securities of the surviving corporation, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred by the then shareholders of the Company to third parties, excluding any consolidation or merger effected exclusively to change the domicile of the Company, or a sale of all or substantially all of the assets of the Company.

(c) “Disability” means Executive’s inability to substantially perform Executive’s duties as required by Executive’s employment with or services to the Company as the result of Executive’s incapacity due to physical or mental illness.

(d) “Good Reason” means, without Executive’s consent, (i) a reduction by the Company in the base salary and/or target bonus opportunity of Executive as in effect immediately prior to such reduction, except where a substantially equivalent percentage reduction in base salary is applied to all other officers of the Company; (ii) a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced, except where a substantially equivalent reduction in benefits is applied to all other officers of the Company; (iii) a significant, adverse change in Executive’s title, authority, responsibilities or duties, as measured against his title, authority, responsibilities or duties immediately prior to such change, which change is not reversed or modified within thirty (30) days after notice from Executive to the Board describing in reasonable detail the significant, adverse change; or (iv) the relocation of Executive’s place of work to a facility or a location more than thirty-five (35) miles from Executive’s then-present work location.

2. Employment and Duties.

(a) As of the Effective Date, and prior to the CFO Transition Date, Executive will serve as Chief Financial Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board and the Company’s Chief Executive Officer. Executive will perform faithfully the duties assigned to him to the best of his ability. Executive may devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Company, to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph. The Company specifically approves Executive’s service as a director of Genesis Microchip Incorporated and Executive’s expert witness activities in a semiconductor matter.

(b) During the Transition Term, Executive will provide advisory services relating to financial and accounting matters and to projects or work in process that had been within Executive’s areas of responsibility prior to the CFO Transition Date, including such appropriate tasks as the Board may request as necessary and appropriate to assist the new hire’s transition in the position of the Company’s Chief Financial Officer. Executive will be required to provide twenty-five (25) hours per calendar month in services under this Agreement.

3. Compensation.

(a) Salary.

(i) Prior to the CFO Transition Date, in consideration of Executive’s services, Executive will be paid a base salary at the rate of no less than $180,000 per year during the period of employment (the “Base Salary”), to be paid in installments in accordance with the Company’s standard payroll practices. The Board will review the Base Salary for increases at least annually on the same basis as the Board will review the compensation of other executive officers of the Company, but such increases are not guaranteed.

(ii) During the Transition Term, Executive will be paid a base salary of $7,500 per month, to be paid in installments in accordance with the Company’s standard payroll practices. In the event the Company continually requests that you provide services to the Company in excess of the time period described in Section 2(b), then the Company agrees to make arrangements with you to compensate you for such excess services on mutually agreeable terms.

(b) Bonus. Prior to the CFO Transition Date, Executive’s annual target bonus will be payable upon achievement of personal and Company specific performance objectives established by the Board or the Compensation Committee of the Board (the “Committee”). Executive shall not be eligible for an annual bonus during the Transition Term.

(c) Equity Matters.

(i) Vesting. Prior to the CFO Transition Date, notwithstanding the vesting schedules provided in Option Agreement 1, Option Agreement 2 and Option Agreement 3, Executive’s Options 1, 2 and 3 shall continue to vest through the CFO Transition Date in accordance with the option vesting schedule set forth in Schedule 3(c)(i) attached hereto.

(ii) Acceleration. Upon the CFO Transition Date, (i) notwithstanding the vesting schedule provided in Option Agreement 2, twelve thousand five hundred (12,500) shares subject to Option Agreement 2 shall immediately vest and (ii) notwithstanding the vesting schedule provided in Option Agreement 3, seven thousand (7,000) shares subject to Option Agreement 3 shall immediately vest and be exercisable (“Option Agreement 3 Accelerated Shares”).

(iii) Post-Termination Exercise Period. Upon the earlier of (i) the Resignation Date or (ii) April 30, 2006, Executive shall have six (6) months to exercise all Option Agreement 3 Accelerated Shares and other vested shares.

4. At-Will Employment. Subject to Section 9(b) below, the parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. If Executive’s employment terminates for any reason except for termination for other than Cause, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies or other written agreements with Executive at the time of termination.

5. Benefits. To the extent that Executive is eligible for benefits under the Company’s plans, policies and arrangements, the Company will reimburse Executive for his monthly health insurance premiums for coverage Executive has with Blue Cross as of the Effective Date, not to exceed the amount the Company would have otherwise paid to have Executive and his eligible dependents covered under the Company’s group health insurance had Executive elected such coverage. In the event Executive or any of his eligible dependents become covered under the Company’s group health insurance, the Company will no longer reimburse Executive for premiums Executive and his eligible dependents incur for coverage outside of the Company’s health coverage. Executive, together with his spouse and dependent children, if any, will be permitted, to the extent eligible, to participate in any group dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to other executive officers in each case pursuant to the terms and conditions of each such plan or program. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6. Paid Time Off. Prior to the CFO Transition Date, Executive will be entitled to fifteen (15) days of paid time off (PTO) annually in accordance with the Company’s policy (including, without limitation, its policy relation to maximum accrual), with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

7. Expenses and Perquisites. The Company will reimburse the reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of his duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8. Change of Control. Prior to the CFO Transition Date, upon a Change of Control, Options 1 and 3 will become fully vested and exercisable and Option 2 shall become fully vested as of the date of the Change of Control to the extent such Options 1, 2 and 3 are outstanding and unexercisable at such time and all stock subject to a right of repurchase by the Company issued by the Company to Executive (“Restricted Stock”) that was issued prior to the Change of Control will have such right of repurchase lapse with respect to all of the shares as of the date of the Change of Control.

9. Termination.

(a) Termination for Cause and Voluntary Termination without Good Reason. Prior to the Resignation Date, in the event that Executive resigns from the Company without Good Reason, or the Company terminates Executive’s employment for Cause, Executive will not receive any compensation or benefits under this Agreement on account of such termination. Executive’s rights under any applicable Company benefit plans upon such termination will be determined under the provisions of the respective benefit plans as they may be in effect from time to time.

(b) Termination for other than Cause, Death or Disability and Voluntary Termination with Good Reason. Subject to Sections 8 and 10 hereof, the Company shall not terminate Executive’s employment for other than Cause.

(c) Death. In the event of Executive’s death, except for obligations accrued at such time, the Company will have no obligation to pay or provide any compensation or benefits under this Agreement. Executive’s rights under the Company’s benefit plans in the event of Executive’s death will be determined under the provisions of such benefit plans as they may be in effect from time to time.

(d) Disability. In the event of Executive’s Disability, except for obligations that have accrued prior to Executive’s Disability, no compensation or benefits will be paid or provided to Executive under this Agreement. Executive’s rights under the Company’s benefit plans will be determined under the provisions of such benefit plans as they may be in effect from time to time.

10. Conditional Nature of Severance Benefits.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 9(b) will be subject to Executive signing and not revoking a separation agreement and release in a form reasonably acceptable to the Company. The receipt of any acceleration pursuant to Section 3(c)(ii) will be subject to Executive signing and not revoking the separation agreement and release in a form substantially the same as set forth in Exhibit A attached hereto (the “Separation Agreement”). No severance pursuant to either such Section will be paid or provided until such separation agreement and release agreement becomes effective.

(b) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

11. Proprietary Information. During the period of employment and thereafter, Executive will not, without the prior written consent of the Company, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. Executive will continue to comply with the terms and conditions of the Confidential Information and Invention Assignment Agreement between Executive and the Company dated July 13, 2004 (the “Confidentiality Agreement”);

12. Covenant Not to Solicit. Beginning upon the earlier of the termination date of Executive’s employment with the Company or the Resignation Date and for one (1) year thereafter, Executive agrees that he will not:

(i) solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company, or

(ii) interfere in any manner with the contractual or employment relationship between the Company and any employee of the Company.

13. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

14. Tax Provisions. In the event that the benefits provided for in the Agreement, when aggregated with any other payments or benefits received by Executive, would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits hereunder will be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this paragraph will be made in writing by the Company’s independent public accountants (the “Accountants”) whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph.

15. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to principles of conflicts of laws.

16. Integration. This Agreement, the Confidentiality Agreement, the Separation Agreement, any written agreements or other documents evidencing matters referred to herein and any written Company existing plans that are referenced herein represent the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements as to the subject matter hereof and thereof, whether written or oral.

17. Notices. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Financial Officer.

18. Waiver etc. No waiver, alteration, or modification, if any, of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. If either party should waive any breach of any provisions of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

19. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

20. Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

The parties have executed this Agreement as of the date first above written.

“Company”

Monolithic Power Systems, Inc.

By:	/s/ Michael Hsing	Date: April 28, 2005
Name:	Michael Hsing
Title:	CEO and President

“Executive”

/s/ Tim Christoffersen		Date: April 28, 2005
Name:	Tim Christoffersen

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (TIMOTHY CHRISTOFFERSEN)

SCHEDULE 3(C)(i)

Option Number	Option Vesting Schedule Prior to the CFO Transition Date
Option 1	250,000 shares granted with a vesting commencement date of June 22, 2004. 70,000 options vested as of June 22, 2004. 1/36th of the remaining options vest monthly (5,000 options vest per month).

Option 2	No shares will vest prior to the CFO Transition Date.

Option 3	No shares will vest prior to the CFO Transition Date.

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

RECITALS

This Separation Agreement and Mutual Release (the “Agreement”) is made by and between Timothy Christoffersen (“Employee”) and Monolithic Power Systems, Inc. (the “Company”) (jointly referred to as the “Parties”):

WHEREAS, Employee is employed by the Company;

WHEREAS, the Parties entered into that Amended and Restated Employment Agreement, effective as of April 28, 2005 (the “Employment Agreement”);

WHEREAS, the Company has agreed to accept Employee’s resignation as its Chief Financial Officer and Secretary and his relinquishment of all other officer and director positions with the Company and its affiliates (including, but not limited to, Employee’s appointment as Liquidator for the winding-up of Monolithic Power Systems, Inc., a Cayman Islands company and wholly-owned subsidiary of the Company), effective as of October 5, 2005 (the “Resignation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with or separation from the Company.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

21. Consideration. Upon the Resignation Date, the Company agrees to pay Employee a lump sum of $3,000. This payment will be made to Employee within five (5) business days after the Resignation Date.

22. Equity Matters.

(a) Stock Options. Employee’s Options (as defined in the Employment Agreement) shall be governed by Section 3(c) of the Employment Agreement.

(b) Option Status and Withholding. From the Effective Date (as defined in Section 26 below) through the Resignation Date, Employee will continue to be a Service Provider for purposes of the Plan and the Option Agreements, pursuant to the Employment Agreement. Employee acknowledges that if any of the Options have been classified as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, such Options will convert into nonstatutory stock options three (3) months and one (1) day after the Resignation Date. Furthermore, Employee acknowledges that in the event the Options are classified as nonstatutory stock options on the date such Options are exercised, the income recognized upon such exercise will be considered wages that must be reported on Employee’s W-2 and applicable tax withholding will be required. Employee agrees that the Company may refuse to process any such exercise until Employee has made arrangements satisfactory to the Company to satisfy any such withholding obligations.

23. Benefits. Employee’s health insurance benefits will cease on the Resignation Date, subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all other benefits and incidents of employment will cease on the Resignation Date. Employee will cease accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Resignation Date.

24. Confidential Information. Employee will continue to maintain the confidentiality of all confidential and proprietary information of the Company and will continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee will return all of the Company’s property and confidential and proprietary information in his possession to the Company promptly after the execution by the parties hereof.

25. Payment of Salary and Benefits. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee through the Effective Date. Employee shall cease accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Effective Date.

26. Mutual Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company or any parent or subsidiary of the Company. Employee and the Company, on behalf of themselves and their respective heirs, agents, representatives, immediate family members, executors, assigns, directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, hereby fully and forever release each other and their respective heirs, agents, representatives, immediate family members, executors, assigns, directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations and agree not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee or the Company may possess against each other from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release including, without limitation,:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, fraud, fraudulent inducement, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, workers’ compensation and disability benefits;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Family Rights Act, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and the California Labor Code;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section will be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, the Employment Agreement after the date of this Agreement and, to the extent applicable, to any Employee claims for indemnification from the Company due to claims made by third parties.

27. Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a) he should consult with an attorney prior to executing this Agreement;

(b) he has up to twenty-one (21) days within which to consider this Agreement;

(c) he has seven (7) days following his execution of this Agreement to revoke the Agreement;

(d) this Agreement will not be effective until the revocation period has expired; and

(e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

28. Civil Code Section 1542. Employee and the Company represent that they are not aware of any claim by them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

29. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

30. Confidentiality. The Parties acknowledge that Employee’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Employee hereto agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Settlement Information”). Employee agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. Employee agrees to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

31. No Cooperation. Employee agrees that he will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances,

claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee will inform the Company in writing within three (3) days of receiving any such subpoena or other court order.

32. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Releasees, and any tortious interference with the contracts, relationships and prospective economic advantage of the Releasees. Employee agrees that he will direct all inquiries by potential future employers to Human Resources. The Company agrees that it and its executive officers will not disparage and will refrain from any defamation, libel or slander of the Employee, and any tortious interference with the contracts, relationships and prospective economic advantage of the Employee.

33. Non-Solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to leave their employment, or attempt to do so, either for himself or any other person or entity.

34. Breach. Employee and the Company acknowledge and agree that any breach of Sections 4, 6, 9, 12, 13 or 14 of this Agreement will constitute a material breach of this Agreement and will entitle the Company or Employee immediately to recover and/or cease the severance benefits provided to Employee under this Agreement.

35. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of actual or potential disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement will be deemed or construed to be:

(a) an admission of the truth or falsity of any claims made or any potential claims; or

(b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

36. Costs. The Parties will each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement, except as provided herein.

37. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration will be awarded its reasonable attorneys’ fees and costs. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the Confidentiality Agreement.

38. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

39. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

40. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. In entering into this Agreement, neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

41. Severability. In the event that any provision, or any portion thereof, becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision or portion of said provision.

42. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Consulting Agreement, the Plan, and, to the extent not amended hereby, the Option Agreements.

43. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, will not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

44. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Executive Officer of the Company.

45. Governing Law. This Agreement will be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Employee hereby consents to personal and exclusive jurisdiction and venue in the State of California.

46. Effective Date. This Agreement will become effective on the date that (i) it has been signed by both parties and (ii) eight (8) days have passed since Employee has signed it (the “Effective Date”).

47. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

48. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains; and

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

TIMOTHY CHRISTOFFERSON

Dated: October , 2005	By:
Timothy Christoffersen

MONOLITHIC POWER SYSTEMS, INC.

Dated: October , 2005	By:
	Name:	Michael Hsing
	Title:	Chief Executive Officer